As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

the Securities Act of 1933

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2210668
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1301 S. Capital of Texas Highway

Suite B-200

Austin, Texas 78746

(Address, including zip code, of principal executive offices)

Prime Medical Services, Inc. Amended and Restated 1993 Stock Option Plan

Prime Medical Services, Inc. 2003 Stock Option Plan

(Full title of the plan)

James S.B. Whittenburg

Senior Vice President — Development, General Counsel and Secretary

1301 S. Capital of Texas Hwy., Suite B-200

Austin, TX 78746

(512) 328-2892

(Name, address and telephone number, including area code, of agent for service)

Timothy L. LaFrey

Akin Gump Strauss Hauer & Feld LLP

300 W. 6th Street, Suite 2100

Austin, TX 78701

(512) 499-6200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value (“Common Stock”)(3)	2,164,167	$6.76	$14,629,769	$1,854

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and calculated on the basis of the average of the high and low sales prices of the common stock of the Registrant on November 9, 2004, as reported on The Nasdaq National Market, Inc.

(3)	Common stock to be issued pursuant to options granted under the Prime Medical Services, Inc. Amended and Restated 1993 Stock Option Plan and the Prime Medical Services, Inc. 2003 Stock Option Plan, each as adopted pursuant to the terms of the Agreement and Plan of Merger, dated as of June 11, 2004, by and between the Registrant and Prime Medical Services, Inc.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register the shares of common stock, no par value, of HealthTronics, Inc., a Georgia corporation (“HealthTronics”), issuable pursuant to the Prime Medical Services, Inc. (“Prime”) Amended and Restated 1993 Stock Option Plan and the Prime Medical Services, Inc. 2003 Stock Option Plan (together, the “Stock Plans”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 11, 2004, between HealthTronics and Prime (the “Merger Agreement”), HealthTronics assumed all of the options issued under the Stock Plans outstanding at the effective time of the merger of Prime with and into HealthTronics.

Part I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 will be sent or given to each participant in the Stock Plans as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by HealthTronics with the Commission are hereby incorporated by reference into this Registration Statement:

•	HealthTronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed March 15, 2004;

•	HealthTronics’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004, filed May 10, 2004, as amended by Form 10-Q/A for the quarter ended March 31, 2004, filed September 2, 2004, the quarter ended June 30, 2004, filed August 9, 2004, and the quarter ended September 30, 2004, filed November 8, 2004;

•	HealthTronics’ Current Reports on Form 8-K, filed on February 2, 2004, February 23, 2004, March 9, 2004, March 12, 2004, March 23, 2004, May 6, 2004, two reports filed on June 15, 2004, a report filed on August 4, 2004, a report filed on August 5, 2004, a report filed on October 15, 2004, a report filed on November 5, 2004, and a report filed on November 12, 2004; and

•	The description of HealthTronics’ outstanding common stock contained in HealthTronics’ Form 8-A/A filed on November 15, 1999, which incorporates by reference HealthTronics’ Pre-Effective Amendment Number One to Form SB-2, filed with the Commission on January 26, 1999.

In addition, all documents filed by HealthTronics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the, “Exchange Act”) on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing to such amendment. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

HealthTronics is organized under the laws of the State of Georgia and is governed by the Georgia Business Corporation Code, as in effect or hereafter amended, or the OGCA. Section 14-2-852 of the OGCA requires that HealthTronics indemnify a director “who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.” Section 14-2-857 of the OGCA requires that a corporation indemnify officers under the same standard.

Section 14-2-851 of the OGCA provides that HealthTronics may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith, and (ii) the director or officer reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

HealthTronics’ amended and restated articles of incorporation provide that no director shall have any personal liability to HealthTronics or its shareholders for monetary damages for breach of duty of care or the other duties of a director except (i) for any appropriation, in violation of his or her duties, of any business opportunity of HealthTronics, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the OCGA or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may limit HealthTronics and its shareholders from holding a director personally liable for certain acts or omissions.

In addition to the foregoing provisions, the amended and restated articles of incorporation provide that if at any time the OCGA shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the OCGA, as so amended, without further action by the shareholders, unless the provisions of the OCGA, as amended, required further action by the shareholders; and any repeal or modification of the foregoing provisions of the OCGA shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

The amended and restated articles of incorporation for HealthTronics provide that the corporation shall indemnify to the fullest extent permitted by the OCGA any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation or serves, or served at the request of the corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, the corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings in advance of the final disposition of such proceedings, to the fullest extent permitted by the OCGA.

HealthTronics maintains directors and officers liability insurance, which insures against liabilities that directors or officers of HealthTronics may incur in such capacities.

If certain payments under employment agreements and board service and release agreements between HealthTronics and its officers and directors are deemed to be excess parachute payments under Section 280G of the Internal Revenue Code, the recipients of those payments will be subject to a 20% excise tax on such amounts, if any, under Section 4999 of the Internal Revenue Code, and HealthTronics will be denied a deduction with respect to the same amounts. Pursuant to the terms of some of the employment agreements and board service and release agreements, HealthTronics has agreed to indemnify recipients of the payments for the payment of the excise tax and any resulting additional excise or income taxes. The amounts paid by HealthTronics pursuant to the indemnification provisions will also not be deductible by HealthTronics.

The Merger Agreement provides that for six years after the effective time of the merger (November 10, 2004), HealthTronics will indemnify the present and former officers and directors of Prime and HealthTronics from liabilities arising out of actions or omissions in their capacities as such at or before the effective time of the merger, to the full extent permitted under Delaware law (and Georgia law to the extent applicable) or HealthTronics’ articles of incorporation and bylaws. In addition, HealthTronics will maintain its and Prime’s former directors’ and officers’ insurance coverage for six years after the effective time of the merger, but only to the extent related to actions or omissions before the effective time of the merger, provided that HealthTronics may substitute insurance policies with substantially similar coverage and amounts containing terms no less advantageous than those maintained by Prime and HealthTronics as of the effective time of the merger.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of HealthTronics (incorporated by reference to Annex D to HealthTronics’ Registration Statement on Form S-4 filed July 2, 2004, Registration No. 333-117102).

4.2	HealthTronics’ Amended and Restated Bylaws (incorporated by reference to Annex E to HealthTronics’ Registration Statement on Form S-4 filed July 2, 2004, Registration No. 333-117102).

5.1	Opinion of Miller & Martin PLLC regarding legality of the securities to be registered.

23.1	Consent of Miller & Martin PLLC (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (contained in the signature page to this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 12th day of November, 2004.

HEALTHTRONICS, INC.

By:	/s/ BRAD A. HUMMEL
Brad A. Hummel
Chief Executive Officer and President

POWER OF ATTORNESY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Brad A. Hummel, John Q. Barnidge and James S. B. Whittenburg as his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ BRAD A. HUMMEL Brad A. Hummel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2004

/s/ JOHN Q. BARNIDGE John Q. Barnidge	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2004

/s/ SCOTT A. COCHRAN Scott A. Cochran	Director	November 12, 2004

/s/ R. STEVEN HICKS R. Steven Hicks	Director	November 12, 2004

/s/ DONNY R. JACKSON Donny R. Jackson	Director	November 12, 2004

/s/ TIMOTHY J. LINDGREN Timothy J. Lindgren	Director	November 12, 2004

/s/ MICHAEL R. NICOLAIS Michael R. Nicolais	Director	November 12, 2004

/s/ WILLIAM A. SEARLES William A. Searles	Director	November 12, 2004

/s/ KENNETH S. SHIFRIN Kenneth S. Shifrin	Director	November 12, 2004

/s/ PERRY M. WAUGHTAL Perry M. Waughtal	Director	November 12, 2004

/s/ ARGIL J. WHEELOCK, M.D. Argil J. Wheelock, M.D.	Director	November 12, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of HealthTronics (incorporated by reference to Annex D to HealthTronics’ Registration Statement on Form S-4 filed July 2, 2004, Registration No. 333-117102).

4.2	HealthTronics’ Amended and Restated Bylaws (incorporated by reference to Annex E to HealthTronics’ Registration Statement on Form S-4 filed July 2, 2004, Registration No. 333-117102).

5.1	Opinion of Miller & Martin PLLC regarding legality of the securities to be registered.

23.1	Consent of Miller & Martin PLLC (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (contained in the signature page to this Registration Statement).